Inuvo, Inc.
Third Quarter 2014 Conference Call
October 30, 2014

Richard Howe Comments: Thank you Alan, and thanks everyone for joining us today.

We delivered another strong quarterly result. Revenue was $13 million, up 19% sequentially from $10.9 million in Q2 and Net Income in the quarter was $403 thousand dollars or 2 cents a share.

While revenue on a yearly basis in the quarter was down, this is the result of our previously discussed strategy to transition from a low margin, non-strategic business into a higher margin and scalable content-based business. I will provide additional insight on how that transition has performed in a few minutes.

Revenue for the first 9 months of 2014 was $34.1 million and Net Income was $1.5 million, which is already 3 times the Net Income delivered in all of 2013. On a cumulative basis, we’ve now been GAAP Net Income positive over the last 8 - quarter period and we expect this trend to continue throughout the remainder of the year.

We are very pleased with the yearly top line performance, having gone from $10.1 million in Q1 to $10.9 million in Q2 and now $13 million in Q3.

As we have discussed on prior calls, we had a number of strategic objectives in 2014 that included transitioning away from our Appbar product, expanding into mobile, growing our Owned and Operated Network and improving our balance sheet.

So far, we have exceeded our expectations for each of these objectives and I’d like to explain in more detail why we think so.

As you will recall, AppBar had delivered revenue of $23.5 million and $10.5 million in 2012 and 2013 respectively. It delivered $350 thousand dollars in this recent third quarter.

But much more importantly, revenue from the websites and apps business within the Owned and Operated Segment has gone from $8.5 million in 2013 when it was launched, to $14 million in only the first 3 quarters in 2014. This part of the business entered the year on a $2.5 million quarterly run rate and has already more than doubled, delivering $5.6 million in Q3.

Mobile revenue, which was 15% coming into the year, increased to 49% of total revenue for the business in Q3. It’s really been a combination of changes, first implemented at the end of 2013 that yielded this result, including the design of our own sites to support mobile web, working with partners who themselves focus on mobile and designing marketing programs specifically targeted at mobile audiences.

And lastly, as a result of our continued solid financial performance, we were able to successfully refinance what has been a declining debt balance in this past quarter. Total debt was $4.5 million at the end of Q3, down from $6.1 million in December of 2013.

Along with lower interest rates, this new agreement currently provides access to about $2 million more in capital than is currently being utilized.

I’d like to comment briefly now on each of the segments, starting with the Partner Segment, which grew 27% sequentially in Q3, delivering $7.1 million in Revenue.

We had a strong quarter in the Partner business, really on the back of two decisions we made in the second half of 2013.

The first of these decisions was to focus on quality over quantity as it relates to the service we deliver to our principal Ad suppliers. Since quality is a measure that improves over time, the decision to focus here meant we would likely sacrifice some top-line in this business for some period of time as quality increased.

Currently, quality has never been better and as we had believed, as quality improved so did the amount of revenue generated for each transaction delivered to our Ad suppliers.

The second decision we made was to focus on developing proprietary ad-delivery technology, which we have referred to in the past as smart ad-units. Our goal here was to put ourselves in a position where we could distribute this technology out to our partners as a way to help them make more money and as a means to fuel our future growth objectives in this segment.

We rolled out a number of these new ad-units in the quarter in addition to some significant modifications to the reporting dashboard our publisher partners use to gauge and manage the effectiveness of these ad-units. We believe the market size for these ad-units is substantial and we have seen very promising early performance statistics from implementations already in production.

One of the key strategic synergies between our content business, the O/O Network and our Partner business is the ability to test the effectiveness of these ad-units on our own properties and apps prior to commercialization for partners. This strategy has allowed us to optimize performance of the ad-units, fix any in-market bugs that might exist and establish a quantifiable value proposition based on real implementations that can then be used to attract new partners.

This most recent ad-unit was launched in Q3 with 5 beta partners who went live on September 30 and while performance varies by publisher, the initial feedback is encouraging, both from the beta partners themselves and from the demand we see in the marketplace for the product as reflected in our sales pipeline. In all cases, lead quality has so far been exceptional.

I would now like to turn to the Owned and Operated Segment of the business, which grew 10% sequentially in Q3, delivering $5.9 million in revenue.

Given the rapid growth of the websites and apps, which have risen from near zero dollars in early 2013 to $5.6 million in Q3 2014, we wanted to focus in the 2nd half of this year on improving the various technologies that support the business, like reporting and analytics while also improving the more manual operations associated with the business model.

We are aggressively adding new content to the sites, implementing improved insights into marketing ROI and automating the actual processes associated with the publication of our content. Collectively, these enhancements have the additional benefit of allowing for marketing program expansion and optimization.

Additionally, we have continued to increase the level of social engagement associated with our sites in an effort to enhance content monetization. We’ve launched programs that leverage instagram, pinterest, facebook, twitter and others.

We now have over 47,000 likes on Facebook which by the way, is an excellent way to keep up with the content our team is publishing.

The technology that supports this business was built by and for Inuvo. It was designed specifically to allow us to scale the creation and deployment of our content. Our goal for this platform was to get to the point where our team could create, edit and market new content within hours. Technically and operationally, we are close to making this vision a reality.

Now while technology can help us distribute our content, there really is no substitute for great content other than great writing, and we’ve made significant strides here. We now have a freelance staff of 12 writers at Inuvo, the majority of which have been sourced directly from the 3 local colleges that are within proximity of our headquarters in Conway. The combination of our technical enhancements paired with an abundance of writing talent sourced from these local universities has enabled us to publish 4 times as many articles in Q3 as we did in Q1.

In Q2, we reported that we had also redesigned the underlying technology and templates that supports our sites, principally to enable increased social and mobile engagement and to improve overall site load speeds and performance. As of today, all but one of these sites is completely converted to the new design template and early indications are positive as it relates to monetization, page views, load times and consumer engagement.

Article sharing among users for example, a measure of engagement, improved 300% over the second quarter and content load times, particularly important for mobile, was up 20%.

We have also continued to develop and deploy mobile applications, taking our total number of apps from 7 to 12 in the quarter. We expect to release yet another app in Q4, a recipe and shopping application, which will compliment our existing apps in categories like news, video, health, travel, photo editing and others.

With that, I’d like to now turn the call over the Wally for a more detailed accounting of our third quarter results, Wally?

Wally Ruiz Comments: Thank you Rich and good afternoon everyone.

As Rich mentioned, we had another strong quarter financially and you should expect to have access to our 10-Q for the Quarter ending September 30th later this afternoon.

Inuvo reported revenue of $13 million in the third quarter of 2014 compared to $10.1 million in the first quarter of this year and $14.5 million in the third quarter of last year; $7.1 million came from the Partner Network and $5.9 million from the Owned and Operated Network.

The Partner Network delivers advertisements to our partner’s websites and applications. The $7.1 million reported by the Partner Network in the third quarter of this year was 34% lower than the same quarter last year and 27% higher than the second quarter of this year.

The revenue decrease in the current quarter compared to the same quarter last year is due largely to a planned program we initiated in the fourth quarter of last year that was designed to improve overall traffic quality through the deployment of technology and the enforcement of policies related to the use of our technology on the various pages or apps where it may reside. The result of these changes was lower revenue compared to last year but higher quality and revenue per lead delivered to clients.

The Owned & Operated Network, which delivers advertisements to the aLOT branded websites and applications that Inuvo designs, builds and markets, represented 46% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $5.9 million of revenue in the third quarter of 2014, a 60% increase over the same quarter last year, and a 10% increase over the second quarter of this year. The increases are in spite of the lower revenue in the segment due to a transition away from the AppBar product. The AppBar revenue in the third quarter of this year was $347 thousand, down from $1.8 million in the same quarter last year. Revenue from the aLOT sites and applications was $5.6 million, up 187% from the third quarter of last year and 16% over the immediate prior quarter.

Gross profit in the third quarter of 2014 was $7.1 million compared to $6.3 million last year, a 13% improvement.

Partner Network gross profit was approximately $1.2 million compared to $2.8 million last year. The lower gross profit in this year’s quarter was primarily due to lower revenue and the accrual of a sales allowance.

Gross Profit in the Owned & Operated segment was $5.9 million compared to $3.5 million last year. The higher gross profit is due to higher revenue this year compared to last year. As a percent of revenue, the Owned & Operated segment gross profit was 99% in the third quarter of 2014, compared to 95% for the same quarter last year, aided in part by the elimination of marketing expenses associated with the Appbar product.

Operating expense was $6.7 million in the third quarter compared to $5.7 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Segment where dollars are spent in an effort to build an audience for the various sites and apps we own. Marketing costs increased $1.3 million in the third quarter of 2014 from the same quarter in the prior year. The higher marketing costs are related to increased investments to promote and create awareness of the newly launched 2014 aLOT sites and applications as well as to grow the existing sites and applications.

Compensation expense decreased by $221 thousand in the third quarter of 2014 from the same quarter in the prior year. The lower expense in the current quarter is primarily due to generally lower salaries and commission expense. Selling, general & administration expense, or S, G & A expense decreased $180 thousand in the third quarter of 2014 compared to the same quarter in the prior year. The decrease in the current quarter S, G & A expense is due primarily to lower depreciation expense associated with the closing last year of offices and data centers in New York and Florida; and to lower facilities expense due to the move to Arkansas.

Going forward, on a quarterly basis we expect marketing costs to increase as we expand our owned and operated websites and applications; compensation expense to increase as we step up hiring commensurate with our growth and S, G & A expense to remain relatively flat.

Other net expense is essentially interest expense and it was $85 thousand in the third quarter of 2014. Last year’s other net expense was $98 thousand. This year’s lower expense is due to lower loan balances though higher interest rate on the term debt.

In September, we renewed our financing agreement with Bridge Bank for an additional two years and modified the terms, which included a $2 million term loan for three years at a significantly lower interest rate than we had previously been paying.

Net income from discontinued operations was $23 thousand in the third quarter of 2014 and was composed of a reversal of liabilities to web publishers and vendors from 2009 and earlier and foreign exchange gains and losses, this compares to $50 thousand dollars in the same quarter last year.

The Company reported a net income in the third quarter of 2014 of $403 thousand, or $0.02 per diluted share, compared to a $640 thousand or $0.03 per diluted share in the prior year quarter.

EBITDA, adjusted for stock compensation expense and accrued severances was approximately $1.2 million in the quarter that ended September 30 2014 and that compares to an adjusted EBITDA of $1.5 million in the same quarter of the prior year.

Balance Sheet as of September 30, 2014
Turning to the balance sheet, cash and cash equivalents totaled $3.5 million at the end of September compared to $3.1 million at December 31 2013. Bank debt was approximately $4.5 million compared to $6.1 million at the end of 2013. Stockholders’ equity was $7.4 million at September 30, 2014.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.

We had a strong third quarter and the trend through October continues to be strong. We remain excited about the market potential for our new sites, apps and ad-units.

Let me now summarize what has been discussed today.

1)	Both segments of the business had double-digit sequential growth, with the overall business growing 19% sequentially.

2)
The Company delivered $13 million of Revenue, $1.2 million of AEBITDA and $403 thousand of Net Income in the third quarter. We’ve delivered $1.5 million of Net Income through the first 3 quarters, a record for our company.

3)	Revenue from mobile sources in Q3 was 49% of our Top Line. Considering we entered 2014 at 15%, this represents a significant and positive shift in the business.

4)
We refinanced our bank agreement and as a result have lower interest rates on the existing balance, which is now down to $4.5 million, but equally important, the new agreement currently provides access to about $2 million more in capital than is currently being used.

In closing, the Inuvo of today has a unique and proprietary combination of in-house marketing, ad- technologies and content – This differentiation, allows us the ability to align, both for ourselves within the Owned & Operated segment and for our partners in the Partner segment, the three things necessary for marketing ROI, which is the alignment of Advertising with Content and Marketing Campaigns - you just don’t see this combination of expertise, technology and content together in most ad-tech companies. With that, I will now turn the call over to the operator for questions and answers.

Richard Howe Closing Comments: I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.